SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ASA (Bermuda) Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASA (Bermuda) Limited
11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

February 14, 2006

YOUR PARTICIPATION IS IMPORTANT
PLEASE VOTE YOUR SHARES TODAY

Dear Shareholder:

          We recently sent you proxy materials and a reminder regarding the Annual General Meeting of Shareholders of ASA (Bermuda) Limited, which will be held on March 8, 2006.   Our records indicate that we have yet to receive your vote for this meeting.  Your vote is important no matter how many shares you hold – so please take the time to cast your vote today.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

          In addition to the election of directors and ratification of accountants, you are being asked to vote on a proposal (proposal 3) of a hedge fund manager recommending that the Board take immediate action to eliminate the discount to net asset value at which the Company’s shares trade.  We believe the proposer has significantly understated the Company’s performance and ignored the materially adverse consequences that implementation of the proposal would have on the Company’s long-term shareholders.  The proposer’s short-term self-interests differ markedly from those of our long-term shareholders.  Please read the Proxy Statement, dated January 11, 2006, for important information as to why the Board unanimously recommends that you vote “AGAINST” proposal 3.

YOUR VOTE IS IMPORTANT.  PLEASE ACT PROMPTLY.

          We have enclosed a duplicate proxy card or voting instruction form for your use in voting your shares.   Please vote promptly. Telephone and Internet voting options are described in the enclosed materials and represent a prompt and cost-efficient way to register your vote.

          If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us, toll-free, at 1-800-901-0068.  Thank you for your attention to this matter.

Sincerely,

Robert J. A. Irwin
Chairman, President and Treasurer